UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VINCE HOLDING CORP.

(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VINCE HOLDING CORP.

500 FIFTH AVENUE, 20th FLOOR

NEW YORK, NY 10110

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

DATE FIRST MAILED TO STOCKHOLDERS: OCTOBER         , 2017

To our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Vince Holding Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), to notify stockholders of the action taken by our Board of Directors (the “Board”) by written consent on September 20, 2017 and by the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by written consent delivered to the Company on September 20, 2017, approving (i) a reverse split of all outstanding shares of Common Stock pursuant to which each ten outstanding shares of Common Stock shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”) and (ii) amendment to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) to decrease the number of our authorized shares of Common Stock from 250,000,000 to 100,000,000 (the “Authorized Share Decrease”).

On May 17, 2017, the Company received a written notice from the New York Stock Exchange (“NYSE”) that it was no longer in compliance with the market capitalization and stockholder equity thresholds of $50 million and the $1.00 minimum price per share requirement required for continued listing. The Board has authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the NYSE under the symbol “VNCE.” The Reverse Stock split is being effectuated in order to raise the trading price of our Common Stock so that we can regain compliance with the NYSE minimum price per share criteria for continued listing. The Company will be deemed to cure the minimum price per share deficiency if its stock price exceeds $1.00 per share and the price remains above that level for at least the 30 trading days following the effectiveness of the Reverse Stock Split.

In connection with the Reverse Stock Split, we intend to amend our Certificate of Incorporation to decrease the number of our authorized shares of Common Stock from 250,000,000 to 100,000,000. We recently increased the number of authorized shares of Common Stock from 100,000,000 to 250,000,000 in connection with the closing of a rights offering and related backstop commitment on September 8, 2017. However, as a result of the Reverse Stock Split, the Board believes that returning to 100,000,000 authorized shares of Common Stock is appropriate and in the best interests of the Company.

As the matter set forth in this Information Statement has been duly authorized and approved by the written consent of the holders of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. No action is required by you. This Notice and the accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. The matters set forth herein will not become effective until such date that is at least 20 calendar days after this Notice and the accompanying Information Statement are mailed to stockholders entitled to receive notice.

Important Notice Regarding the Internet Availability of this Information Statement: a copy of this Notice and the Information Statement is available to you free of charge at investors.vince.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

Brendan L. Hoffman

Chief Executive Officer and Director

VINCE HOLDING CORP.

500 FIFTH AVENUE, 20TH FLOOR

NEW YORK, NY 10110

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

General

Vince Holding Corp., a Delaware corporation, and its subsidiaries (the “Company,” “we,” “us” or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of September 20, 2017 (the “Record Date”) of actions taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.

This Information Statement is being mailed on or about October         , 2017. The Company’s principal executive offices are located at 500 Fifth Avenue, 20th Floor, New York, NY 10110, and the Company’s telephone number is (212) 515-2600.

Summary of the Corporate Actions

Reverse Stock Split

On May 17, 2017, the Company received a written notice from the New York Stock Exchange (“NYSE”) that it was no longer in compliance with the market capitalization and stockholder equity thresholds of $50 million and the $1.00 minimum price requirement required for continued listing. Our Board of Directors (the “Board”) has authorized a reverse split of all outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to which each ten outstanding shares of Common Stock shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Common Stock (the “Reverse Stock Split”) with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the NYSE under the symbol “VNCE.” The Reverse Stock split is being effectuated in order to raise the trading price of our Common Stock so that we can regain compliance with the NYSE minimum price per share criteria for continued listing. The Company will be deemed to cure the minimum price per share deficiency if its stock price exceeds $1.00 per share and the price remains above that level for at least the 30 trading days following the effectiveness of the Reverse Stock Split.

With respect to the market capitalization and stockholder equity thresholds of $50 million, the Company sent NYSE its business plan to address these deficiencies and the plan was accepted by NYSE on August 10, 2017. As such, the Company is currently in an 18-month monitoring period in accordance with NYSE’s continued listing standards.

Authorized Share Decrease

In connection with the Reverse Stock Split, we intend to amend our amended and restated certificate of incorporation (the “Certificate of Incorporation”) to decrease the number of our authorized shares of Common Stock from 250,000,000 to 100,000,000 (the “Authorized Share Decrease”). We recently increased the number of authorized shares of Common Stock from 100,000,000 to 250,000,000 in connection with the closing of a rights offering and related backstop commitment on September 8, 2017. However, as a result of the Reverse Stock Split, the Board believes that returning to 100,000,000 authorized shares of Common Stock is appropriate and in the best interests of the Company.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you.

Reverse Stock Split

As the matter set forth in this Information Statement has been duly authorized and approved by the written consent of the holders of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. Under the Delaware General Corporation Law (“DGCL”), the Company’s Certificate of Incorporation and the Company’s amended and restated bylaws (the “Bylaws”), the Reverse Stock Split may be approved without a meeting of stockholders by a resolution of our Board, followed by the written consent of stockholders representing a majority of the voting power of the outstanding shares of our Common Stock. As of the Record Date, the Company had 116,143,929 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. The written consent was executed and delivered to the Company on the Record Date by Sun Cardinal, LLC (“Sun Cardinal”) and SCSF Cardinal, LLC (“ SCSF Cardinal” and, together with Sun Cardinal, the “Sun Cardinal Investors”), who collectively held 83,337,119 shares of Common Stock as of the Record Date, which represents a majority of the voting power of our Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

Authorized Shares Decrease

An amendment to the Company’s Certificate of Incorporation to decrease the number of authorized shares of Common Stock requires the affirmative vote of stockholders representing a majority of the voting power of the outstanding shares of our Common Stock. As of the Record Date, the Company had 116,143,929 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. The written consent was executed and delivered to the Company on the Record Date by the Sun Cardinal Investors, who collectively held 83,337,119 shares of Common Stock as of the Record Date, which represents a majority of the voting power of our Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the written consent.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article II, Section 13(b) of our Bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article II, Section 13(b) of our Bylaws and Section 228(e) of the DGCL.

Interest of Certain Persons in Matters Acted Upon

As of the Record Date, Sun Capital Partners, Inc. (“Sun Capital Partners”) and its affiliates beneficially owned approximately 73% of our outstanding Common Stock. Sun Cardinal has the right to designate a majority of the members of the Board for so long as affiliates of Sun Capital Partners own 30% or more of our outstanding shares of our Common Stock. A majority of the members of the Board have been designated by Sun Cardinal pursuant to that right, and four of our eight directors are affiliated with Sun Capital Partners and the Sun Cardinal Investors.

THE REVERSE STOCK SPLIT

The Board authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the NYSE under the symbol “VNCE.” The Reverse Stock split is being effectuated in order to raise the trading price of our Common Stock so that we can regain compliance with the NYSE minimum price per share criteria for continued listing. Accordingly, for these reasons, the Company believes that effecting the Reverse Stock Split would be in the Company’s and our stockholders’ best interests. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment (the “Amendment”) to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Amendment will be effective approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

On May 17, 2017, the Company received a written notice from NYSE that it was no longer in compliance with the market capitalization and stockholder equity thresholds of $50 million and the $1.00 minimum price requirement required for continued listing. The Company submitted to the NYSE a business plan intended to achieve compliance with the market capitalization threshold during the 18-month time period specified by the NYSE rules. In a letter dated August 10, 2017, the NYSE informed the Company that it had accepted the Company’s business plan submission to regain compliance. The continued listing is subject to periodic monitoring of the Company’s progress toward satisfying the goals outlined in its NYSE submission over an 18-month period. Failure of the Company to meet these objectives would result in it being subject to NYSE trading suspension.

The closing price of shares of our Common Stock on October     , 2017 was $             per share, and as of September     , 2017, the 30-trading day average closing stock price of shares of our Common Stock was $             per share. A higher price per share may allow the Company to continue to have its Common Stock listed on the NYSE. The Company will be deemed to cure the minimum price per share deficiency if its stock price exceeds $1.00 per share and the price remains above that level for at least the 30 trading days following the effectiveness of the Reverse Stock Split.

The form of Amendment to be filed with the Secretary of State of the State of Delaware to give effect to the Reverse Stock Split is set forth as Annex A to this information statement.

Effects of the Reverse Stock Split

The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of our Common Stock based on the ten-for-one split ratio. Our Common Stock is currently registered under Section 12 of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or the listing of our Common Stock on the NYSE (other than in the manner described above). Following the Reverse Stock Split, our Common Stock will continue to be listed on the NYSE under the symbols “VNCE” although it will be considered a new listing with a new CUSIP number.

As of September 20, 2017, our authorized capital stock consisted of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and (ii) 250,000,000 shares of Common Stock (together with the Preferred Stock, the “Capital Stock”). The Reverse Stock Split will not affect the proportionate voting rights of the holders of our Capital Stock, subject to the treatment of fractional shares. The number of stockholders of record will not be affected by the Reverse Stock Split, except to the extent stockholders are cashed out due to fractional ownership. If implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effect on Outstanding Shares

As of the Record Date, the Company had 116,143,929 shares of Common Stock issued and outstanding. Based on the number of shares of Common Stock issued and outstanding as of the Record Date, immediately following the completion of the Reverse Stock Split, there would be approximately 11,614,393 shares of Common stock issued and outstanding. Our Board does not intend for the Reverse Stock Split to be the first step in a “going private transaction” within the meaning of the Rule 13e-3 of the Exchange Act.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates or book-entry interests representing fractional shares. Stockholders who otherwise would hold fractional shares because the number of shares of Common Stock they held before the Reverse Stock Split would not be evenly divisible based upon the ten-for-one split ratio will be entitled to cash payments (without interest) in respect of such fractional shares. Such cash payment shall be determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Stock Split, and (ii) the volume weighted average trading price of the Common Stock, as reported on the NYSE, for the five trading days immediately preceding the effective date of the Reverse Stock Split, as adjusted for the split ratio.

Effect on Employee Stock Purchase Plan

The Company’s Amended and Restated 2013 Employee Stock Purchase Plan (the “ESPP”) provides that the number of shares of Common Stock that are reserved for purchase under the ESPP and the Option Price (as defined in the ESPP) for the Option Period (as defined in the ESPP) in effect upon the effectiveness of the Reverse Stock Split will be equitably and proportionally adjusted to give effect to the Reverse Stock Split.

Effect on Incentive Plan Awards

The Company’s 2013 Omnibus Incentive Plan (the “Incentive Plan”) provides that (i) the number of shares of Common Stock available for issuance under the Incentive Plan, (ii) certain annual or other per-participant limits on the amounts of shares of Common Stock that may be covered by any award made pursuant to the Incentive Plan, (iii) the number of shares of Common Stock covered by any outstanding awards previously granted under the Incentive Plan, and (iv) in the case of stock options or any other award that has an exercise or base price, the exercise prices thereof, will, in each case, be equitably and proportionally adjusted to give effect to the Reverse Stock Split.

Reduction in Stated Capital

Pursuant to the Reverse Stock Split, the par value of our Common Stock will remain $0.01 per share. As a result of the Reverse Stock Split, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced in proportion to the size of the Reverse Stock Split, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Effect on Certificated Shares—Exchange of Stock Certificates

Following the Reverse Stock Split, stockholders holding certificated shares will be required to exchange their stock certificates for new stock certificates (“New Stock Certificates”) representing the appropriate number of shares of the Common Stock resulting from the Reverse Stock Split. Stockholders of record on the Record Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date of the Reverse Stock Split, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of the Common Stock prior to the Reverse Stock Split (“Old Stock Certificates”) in exchange for New Stock Certificates.

Effect on Registered “Book-Entry” Shares

Certain of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares after the Reverse Stock Split, subject to adjustment for treatment of fractional shares.

Effect on Beneficial Holders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as certificated stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders (as defined below) of Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of this discussion. This discussion is not a complete description of all of the tax consequences of the Reverse Stock Split and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion applies only to U.S. Holders of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of Common Stock in light of their particular circumstances and does not apply to U.S. Holders of Common Stock subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax, holders who acquired Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of the outstanding stock of the Company, persons that are not U.S. Holders, U.S. Holders whose functional currency is not the U.S. dollar, holders who hold Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Common Stock, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Common Stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Reverse Stock Split to them.

ALL HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders of Common Stock

A U.S. Holder of Common Stock generally will not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split will equal the aggregate tax basis of the Common Stock surrendered (excluding any portion of such basis that is allocated to a fractional share of Common Stock), and such U.S. Holder’s holding period in the Common Stock received will include the holding period in the Common Stock surrendered. U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the Common Stock surrendered to the Common Stock received pursuant to the Reverse Stock Split. U.S. Holders of Common Stock acquired at different times or at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such surrendered shares to the shares received pursuant to the Reverse Stock Split.

Cash in Lieu of Fractional Stock

A U.S. Holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split.

Information Reporting and Backup Withholding

A U.S. Holder of Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the Reverse Stock Split. A U.S. Holder of Common Stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

AUTHORIZED SHARE DECREASE

Our Board and the holders of a majority of the issued and outstanding shares of our Common Stock have approved the Amendment to decrease the number of our authorized shares of Common Stock from 250,000,000 to 100,000,000. The Authorized Share Decrease will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. The Amendment will be effective approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

Our Certificate of Incorporation currently authorizes us to issue a maximum of 250,000,000 shares of Common Stock, par value $0.01 per share. Pursuant to the Amendment, we will decrease the number of shares of Common Stock we are authorized to issue to 100,000,000 shares, par value $0.01 per share. As of the Record Date, we had 116,143,929 shares of Common Stock issued and outstanding. Based on the number of shares of Common Stock issued and outstanding as of the Record Date, immediately following the completion of the Reverse Stock Split, there would be approximately 11,614,393 shares of Common stock issued and outstanding.

The form of Amendment to be filed with the Secretary of State of the State of Delaware is set forth as Annex A to this information statement.

Purpose of the Authorized Share Decrease

The Board believes it is in our best interests and the best interests of our stockholders to decrease the number of authorized shares of our Common Stock due to the number of shares that will be outstanding following the Reverse Stock Split.

Effects of the Authorized Share Decrease

As of September 20, 2017, our authorized Capital Stock consisted of (i) 10,000,000 shares of Preferred Stock and (ii) 250,000,000 shares of Common Stock. After we file the Amendment, our authorized Capital Stock consisted of (i) 10,000,000 shares of Preferred Stock and (ii) 100,000,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our Common Stock as of September 15, 2017:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each named executive officer within the meaning of Rule 402(m)(2) under the Securities Act of 1933, as amended (the “Named Executive Officers”);

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of our Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 15, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Our calculation of the percentage of beneficial ownership is based on 116,143,929 shares of our Common Stock outstanding on September 15, 2017. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110.

Name of Beneficial Owner	Shares Beneficially Owned (Number)	Percentage of Shares Beneficially Owned (%)
5% Stockholder:
Sun Capital (1)	84,813,193	73.0%
Named Executive Officers & Directors:
Brendan Hoffman (2)	364,757	*
David Stefko (3)	224,912	*
Katayone Adeli (4)	176,599	*
Melissa Wallace (4)	32,113	*
Jonathan Borell (5)	—	—
Robert A. Bowman (6)	157,792	*
Ryan J. Esko	—	—
Jerome Griffith (7)	136,600	*
Marc J. Leder (1) (5)	84,813,193	73.0%
Donald V. Roach (5)	—	—
Eugenia Ulasewicz (4)	11,991	*
All Executive Officers and Directors as a Group (11 Persons)	85,932,957	74.0%

*	Represents less than 1.0%.
(1)

Includes 62,502,795 shares held of record by Sun Cardinal, LLC, 20,834,324 shares held of record by SCSF Cardinal, LLC (“SCSF Cardinal”) and 1,476,074 shares held of record by SK Financial Services, LLC (“SK Financial Services”). Sun Cardinal, LLC is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“SCP V”). SCSF Cardinal is jointly owned by Sun Capital Securities Offshore Fund, Ltd. (“SCSF Offshore”) and Sun Capital Securities Fund, L.P. (“SCSF LP”). SK Financial Services is jointly owned by

SCSF Offshore, SCP V and SCSF LP. Indirectly through their respective revocable trusts, Messrs. Marc J. Leder and Rodger Krouse each control 50% of the shares in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of SCP V. As a result, Messrs. Krouse and Leder (and/or their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Cardinal. Each of Messrs. Krouse and Leder also controls, indirectly through their respective revocable trusts, 50% of the membership interests in Sun Capital Securities, LLC (“SCSF LLC”), which in turn is the general partner of Sun Capital Securities Advisors, LP (“SCSF Advisors”), which in turn is the general partner of SCSF LP. As a result, Messrs. Krouse and Leder (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SCSF Cardinal. Further, each of Messrs. Krouse and Leder (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SK Financial Services. Each of Messrs. Krouse and Leder (and their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Messrs. Krouse and Leder, Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(2)	Represents: (i) options to acquire shares of our Common Stock that have vested or will vest within 60 days of September 15, 2017 under the Incentive Plan; (ii) 30,000 shares of our Common Stock that were purchased by Mr. Hoffman on June 14, 2016 in the open market; and (iii) 40,425 shares of our common stock that were issued to Mr. Hoffman through the exercise of his subscription rights purchased in our rights offering that completed in September 2017.
(3)	Represents: (i) options to acquire shares of our Common Stock that have vested or will vest within 60 days of September 15, 2017 under the Incentive Plan; (ii) 25,000 shares of our Common Stock that were purchased in the open market by Mr. Stefko on May 16, 2016 and May 17, 2016, in accordance with a trading plan established pursuant to Rule 10b5-l under the Exchange Act; and (iii) 133,687 shares of our common stock that were issued to Mr. Stefko through the exercise of his subscription rights purchased in our rights offering that completed in September 2017.
(4)	Represents options to acquire shares of our Common Stock that have vested or will vest within 60 days of September 15, 2017 under the Incentive Plan.
(5)	The business address for each of Messrs. Borell, Leder and Roach is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(6)	Represents: restricted stock units that have vested or will vest within 60 days of September 15, 2017; and (ii) 144,444 shares of our Common Stock that were issued to Mr. Bowman through the exercise of his subscription rights purchased in our rights offering that completed in September 2107.
(7)	Represents: (i) options to acquire shares of our Common Stock that have vested or will vest within 60 days of September 15, 2017 under the Incentive Plan; (ii) 1,030 shares of our Common Stock that were issued to Mr. Griffith through the exercise of his subscription rights purchased in our rights offering that completed in April 2016; and 122,222 shares of our common stock that were issued to Mr. Griffith through the exercise of his subscription rights purchased in our rights offering that completed in September 2017.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Vince Holding Corp., that file electronically with the SEC. We also maintain a website at www.vince.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into this Information Statement, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Information Statement. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended January 28, 2017 (filed with the SEC on April 28, 2017);

•	Quarterly Reports on Form 10-Q for the quarters ended April 29, 2017 (filed with the SEC on June 8, 2017) and July 29, 2017 (filed with the SEC on September 7, 2017);

•	Current Reports on Form 8-K filed with the SEC on February 13, 2017, March 9, 2017, April 14, 2017, May 9, 2017, May 19, 2017, June 6, 2017, June 28, 2017, July 5, 2017, July 14, 2017, August 4, 2017, August 10, 2017, September 7, 2017 (except those statements furnished under items 2.02 and 9.01) and September 8, 2017;

•	the section entitled “Description of Capital Stock—Common Stock” starting on page 62 of Amendment No. 2 to Registration Statement on Form S-l filed with the SEC on August 10, 2017; and

•	those portions of our Definitive Proxy Statement on Schedule 14A (filed with the SEC on May 1, 2017) deemed incorporated into our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

You may request a copy of these filings incorporated by reference in this Information Statement, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this filing, without charge, by written or telephonic request directed to 500 Fifth Avenue, 20th Floor, New York, NY 10110, Attention: General Counsel. Our telephone number at that address is (212) 515-2600.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement will be deemed modified, superseded or replaced for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies, supersedes or replaces such statement.

OTHER MATTERS

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Company’s majority stockholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110, Attention: General Counsel, or by calling (212) 515-2600. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

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Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Brendan L. Hoffman

Chief Executive Officer and Director

Annex A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VINCE HOLDING CORP.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Vince Holding Corp., a Delaware corporation (the “Company”), does hereby certify the following:

FIRST: The name of the Company is Vince Holding Corp.

SECOND: PART A of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of:

(1)	10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”); and

(2)	100,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

THIRD: The Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding a new PART E to ARTICLE FOUR which shall read in its entirety as follows:

PART E. Reverse Stock Split of Common Stock.

Section 1. Reverse Stock Split. Immediately upon the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation first inserting this sentence (the “Effective Time”), each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be, without further action by the Corporation or any of the holders thereof, automatically reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). Fractional shares of Common Stock shall not be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate (until surrendered) or book-entry then outstanding representing shares of Common Stock shall automatically represent from and after the Effective Time that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate or book-entry shall have been reclassified and combined pursuant to the Reverse Stock Split.

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FOURTH: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Company were duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of Delaware.

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A-2

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer on this         day of October, 2017.

VINCE HOLDING CORP.

By:
Name:	Brendan L. Hoffman
Title:	Chief Executive Officer

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